EXHIBIT 99.1

DATAWATCH ANNOUNCES FISCAL FIRST QUARTER 2013 FINANCIAL RESULTS

 New Positioning and Expansion of Partner Ecosystem Pave the Way for Continued Growth

Chelmsford, Mass.—January 22, 2013—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of information optimization solutions, today announced that total revenue for its first quarter ended December 31, 2012 was $6.82 million, an increase of 9% from revenue of $6.27 million in the first quarter a year ago.  License revenue for the first quarter of fiscal 2013 was $4.33 million, an increase of 3% from the $4.21 million recorded in the comparable quarter a year ago.  Net loss for the first quarter of fiscal 2013 was $222,000, or ($0.03) per diluted share, compared to net income of $603,000, or $0.09 per diluted share, for the year ago period.  Excluding the effects of the non-cash amortization associated with the purchase of the Monarch intellectual property in March 2012 as well as non-cash stock compensation costs, the Company’s non–GAAP net income for its first fiscal quarter of 2013 was $786,000, or $0.11 per diluted share, compared to $751,000, or $0.12 per diluted share in the first fiscal quarter of 2012.

Michael A. Morrison, president and CEO of Datawatch, said, “The first quarter of fiscal 2013 represented a significant pivot point for Datawatch.  During the quarter, we re-introduced ourselves to the market with a clear and compelling message, more strategic positioning and a new brand.  We delivered an aggressive training and enablement program for our worldwide sales organization and our global alliance partners around this new messaging and positioning.  The early results from this important shift in messaging and positioning are promising.  As a result of our new approach, the opportunities we are pursuing are much more strategic to the enterprise.  The relative size of these opportunities is bigger and the contacts with whom we are working within these enterprises are higher level.  We have already secured several key new name customers pursuing this strategy, and this bodes well for our continued success in implementing our plans to build upon Datawatch’s strengths for the long-term.”

Mr. Morrison continued, “Our new messaging and positioning are also having a positive effect on our market awareness, as competitors, industry analysts, financial analysts and organizations of all sizes are beginning to recognize the value that can be achieved with Datawatch’s Information Optimization solutions.  I am confident that the steps that we have taken thus far, along with our plans for the remainder of this fiscal year, make Datawatch more enterprise-ready from a sales, product and services perspective as we seek to showcase the importance of variety in Big Data and Business Intelligence applications.  Finally, our first fiscal quarter of 2013 also produced solid results as we executed on our newly launched partnership strategy, with the addition of 13 new partners to our global ecosystem.  These partners strengthen our domain expertise, increase our geographic coverage and enhance our ability to meet the complex needs of enterprise customers.”

First Quarter Business Highlights

•
Datawatch entered into a master reseller agreement with Koncerndata in Sweden to represent Datawatch’s Information Optimization solutions throughout the Nordic region.  Koncerndata, which will operate as Datawatch Nordics, has a long track record of success selling business analytic software solutions into the Nordic market, including as Hyperion Nordics, representing Hyperion Solutions (which was acquired by Oracle) and as Outlooksoft Nordics, representing Outlooksoft Corporation (which was acquired by SAP).

•
Datawatch entered into business alliances with 13 new partners, including Panorama Software, a global leader in Business Intelligence 3.0 solutions; Xerox in Canada; Reddot in Russia; Comesio in Austria; 2Quadrant in Czech, Slovakia and Hungary; Sky Solutions in North America; and Tricor in Japan.

•
The Methodist Hospital System in Houston, Texas bought Datawatch’s denial management analytics solution for dashboard views of 835 EDI healthcare remittance data to assist in the revenue cycle management process.   Datawatch’s denial management analytics solution provides out-of-the-box dashboards to analyze denied claims, denied claims by reason code, inpatient vs. outpatient claims history and more.

•
Datawatch released Datawatch Enterprise Server 11.5, which introduces Monarch Power Client for seamless connectivity and interaction with Datawatch Enterprise Server and which supports Japanese and simplified Chinese character sets.  With this new release, organizations throughout the world will be able to leverage existing investments in Monarch to enable self-service delivery and consumption of models, reports and analysis over the Web.

First Quarter Financial Highlights

•
Cash and short-term investments were $8.94 million at December 31, 2012, up 2% from $8.72 million at September 30, 2012 and down 7% from $9.65 million at December 31, 2011.  In March 2012, the company used $3.04 million in cash to partially fund the purchase of the Monarch intellectual property, and since that time used another $600,000 to partially pay down its $1.5 million working capital loan with Silicon Valley Bank.

•	Gross margin for the first fiscal quarter of 2013 was 84.6%, compared to 82.8% for the fourth fiscal quarter of 2012 and 80.2% for the first fiscal quarter of 2012.

•	Days sales outstanding were 61 days at December 31, 2012, compared to 70 days at September 30, 2012 and 52 days at December 31, 2011.

•	There were 5 six-figure deals in the first fiscal quarter of 2013, the same number as in the first fiscal quarter of 2012.

•
The average deal size in the first fiscal quarter of 2013 was $49,000, as compared to $87,000 in the first fiscal quarter of 2012.  The average deal size in the first fiscal quarter of 2012 was positively impacted by a seven-figure license transaction in that quarter.

“We enter the second fiscal quarter of 2013 with our sales teams and partners effectively utilizing our new messaging and positioning, increased market awareness and credibility, and a strong and growing pipeline of activity for our Information Optimization solutions.  As a result, we are confident that we will see a re-acceleration of revenue growth in the next nine months of fiscal 2013 from the rate we saw in the first fiscal quarter of 2013,” stated Mr. Morrison.

Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and webcast to discuss the first quarter results this afternoon, Tuesday, January 22, 2013 at 4:30 pm ET.  To access the call, please dial 1-877-407-0782.  Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=170375.  It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH) is a leader in providing information optimization products and solutions that allow organizations to deliver the greatest data variety possible into their big data and analytic applications.  Datawatch provides organizations the ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files, and EDI streams into these applications to provide a 360 degree perspective of the issues and opportunities that exist in their businesses. More than 40,000 organizations worldwide use Datawatch’s products and services, including 99 of the Fortune 100, and businesses of every type can benefit from the power and flexibility of Datawatch’s industry leading solutions. Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Munich, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for information optimization in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions, including the recent acquisition of intellectual property from Math Strategies; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.   Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:
Kellee McGolpin
Datawatch Corporation
Kellee_McGolpin@datawatch.com
Phone: (978) 441-2200 ext. 8238
Twitter: @datawatch

© 2013 Datawatch Corporation. Datawatch, Monarch and their respective logos are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Amortization of purchased software: We have excluded the effect of amortization of the Monarch software and related intellectual property that we acquired from Math Strategies on March 30, 2012 from our non-GAAP operating expenses and net income measures.  Amortization of this purchased software resulted from a material transaction that is not likely to occur in the foreseeable future.  Investors should note that the use of the purchased software will contribute to future period revenues.  Amortization of the purchased software will recur in future periods.

Share-based compensation expenses: We have excluded the effect of share-based compensation expenses from our non-GAAP operating expenses and net income measures. Although share-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding share-based compensation expenses. Share-based compensation expenses will recur in future periods.

 DATAWATCH CORPORATION
 Condensed Consolidated Statements of Operations
 Amounts in Thousands (except per share data)
 (Unaudited)

	Three Months Ended
	December 31,
	2012	2011

REVENUE:
Software licenses	$4,330	$4,208
Maintenance	2,333	1,717
Professional services	158	346
Total revenue	6,821	6,271

COSTS AND EXPENSES:
Cost of software licenses	521	575
Cost of maintenance and services	530	668
Sales and marketing	3,776	2,801
Engineering and product development	853	628
General and administrative	1,191	967
Total costs and expenses	6,871	5,639

(LOSS) INCOME FROM OPERATIONS	(50)	632
Other (expense) income	(163)	9

(LOSS) INCOME BEFORE INCOME TAXES	(213)	641
Income tax provision	9	38

NET (LOSS) INCOME	$(222)	$603

Net (loss) income per share - Basic	$(0.03)	$0.10

Net (loss) income per share - Diluted	$(0.03)	$0.09

Weighted Average Shares Outstanding - Basic	6,378	6,164

Weighted Average Shares Outstanding - Diluted	6,378	6,359

Non-GAAP Disclosure - Reconciliation of Net Income to Net Income Excluding the
Effects of Certain Items:

GAAP Net (Loss) Income	$(222)	$603

Add-back Amortization of Monarch IP	431	—
Add-back Share-Based Compensation	577	148

Net income (non-GAAP)	$786	$751

Net income per share - Basic	$0.12	$0.12

Net income per share - Diluted	$0.11	$0.12

Weighted Average Shares Outstanding - Basic	6,378	6,164

Weighted Average Shares Outstanding - Diluted	6,888	6,359

 DATAWATCH CORPORATION
 Condensed Consolidated Balance Sheets
 Amounts in Thousands
 (Unaudited)

	December 31,	September 30,
	2012	2012

Cash and cash equivalents	$8,937	$8,722
Accounts receivable, net	4,300	4,391
Prepaid expenses and other current assets	863	591
Total current assets	14,100	13,704

Property and equipment, net	264	281
Intangible and other assets, net	8,314	8,820

	$22,678	$22,805

Current portion of long-term debt	$900	$900
Accounts payable and accrued expenses	2,163	2,468
Deferred revenue - current portion	5,983	6,295
Total current liabilities	9,046	9,663

Note payable	3,022	2,983
Other long-term liabilities	453	466
Total long-term liabilities	3,475	3,449

Total shareholders' equity	10,157	9,693

	$22,678	$22,805